Exhibit (d)(5)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of November 16, 2009 (this “Agreement”), by and between APPLIED MATERIALS, INC. (the “Company”), a Delaware corporation, and Raymon F. Thompson (the “Consultant”).

WHEREAS, the Company, Jupiter Acquisition, Inc. and Semitool, Inc. (“Jupiter”) entered into an Agreement and Plan of Merger (“Merger Agreement”), dated as of November 16, 2009;

WHEREAS, on the Closing Date (as defined in the Merger Agreement) the Company desires to engage the Consultant to provide services to it and its subsidiaries (including Jupiter) and the Consultant is willing to render such services on the terms and conditions set forth herein;

WHEREAS, the Consultant represents that he possesses skills, experience and knowledge that are of value to the Company and its subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Consulting Term. The Company hereby retains the Consultant and the Consultant agrees to serve the Company as an independent consultant on the terms and subject to the conditions set forth herein. The Consultant shall be so retained for a period of two years commencing on the Closing Date (the “Consulting Term”). The Consulting Term shall not commence and this Agreement shall be null and void ab initio unless on the Closing Date the Consultant executes the Release Agreement attached hereto as Exhibit A.

2. Duties/Business Development.

(a) During the Consulting Term, the Consultant shall provide such services to the Company and its subsidiaries as are reasonably requested from him by the Company’s Chief Executive Officer (the “CEO”), including, but not limited to, transitioning ownership of Jupiter, advising on product and technology strategy and roadmap, and retaining and expanding the Company’s and its subsidiaries’ customer base (such services, the “Services”). The Consultant shall perform the Services primarily at Jupiter’s headquarters in Montana, with regular travel to the Company’s headquarters and such other locations as appropriate to perform the Services. The Consultant hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by the Consultant’s entering into, or performing services under, this Agreement.

(b) The Company and the Consultant acknowledge that from time to time during the Consulting Term the Consultant may develop strategies, projects, tactics, inventions, promotions and/or innovations relating to the business of the Company and its subsidiaries (each, an “Opportunity”), and the Company encourages the Consultant to do so. The Consultant shall propose each Opportunity to the Company, and the Consultant and the Company shall in good faith evaluate each Opportunity. The

Company shall, in its sole discretion, determine whether or not to pursue such Opportunity and inform Consultant in writing within thirty (30) days following the date on which Consultant presented an Opportunity to the Company. If the Company determines not to pursue the Opportunity, the Consultant shall be entitled to pursue the Opportunity independently but only if the Consultant receives the prior written consent of the Company, which consent shall not be unreasonably withheld.

3. Consulting Fee. During the Consulting Term, in full consideration of the performance by the Consultant of his obligations hereunder, the Company shall pay to the Consultant a fee (the “Fee”) of Five Hundred Thousand Dollars ($500,000) per twelve month period to be paid in arrears in twelve equal monthly installments within thirty (30) days following the end of each month. Notwithstanding the foregoing, upon termination of the Consulting Term, the Consultant shall be entitled to receive and the Company and its subsidiaries shall be obligated to pay only that portion of the Fee that is earned and accrued up to the date of termination of the Consulting Term. Following the Consulting Term, the Company and its subsidiaries have no obligation hereunder or otherwise to retain or employ, pay compensation or provide benefits to, or otherwise to, the Consultant.

4. Expense Reimbursement. During the Consulting Term, the Consultant shall be reimbursed for expenses reasonably incurred by him in connection with performing the Services, provided that such expenses are incurred, documented and submitted to the Company in accordance with its expense reimbursement policies in effect from time to time.

5. No Employee Benefits nor Tax Withholding. The Consultant acknowledges that during the Consulting Term he will not be an “employee” (or person of similar status) of the Company, Jupiter or any of their subsidiaries for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and shall not participate in any employee benefit plans or arrangements of the Company or any of its subsidiaries, unless pursuant to a valid election under Section 4980B of the Code. The Consultant waives any rights he may have to participate by virtue of this Agreement in any employee, fringe benefit or other similar plan of the Company, Jupiter or any of its subsidiaries. The Consultant acknowledges that he will not be paid any “wages” (as defined in the Code) for the Services and that he shall be solely responsible for all taxes imposed on him by reason of any amounts payable under this Agreement. The Company shall not be responsible to the Consultant or any governing body for any income, Social Security or similar taxes related to any amounts payable under this Agreement.

6. Covenants.

(a) Unauthorized Disclosure. The Consultant agrees and understands that prior to and during the Consulting Term, he has been and will be exposed to and has received and will receive information relating to the affairs of Jupiter, the Company and its and their affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the Company products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential or in the nature of trade secrets (“Confidential Information”). The Consultant agrees that during the Consulting Term and thereafter, he will not disclose such Confidential Information, either directly or indirectly, to any third person or entity or use such Confidential

Information for any purpose other than performing the Services without the prior written consent of the Company. Upon the expiration of the Consulting Term, the Consultant shall deliver to the Company all written Confidential Information, including but not limited to documents, forms, papers, designs or other data containing or reflecting Confidential Information and shall ensure that all Confidential Information stored electronically or in any other form outside the premises of the Company is destroyed. This provision shall continue to apply after the termination of the Consulting Term without limit in point of time but shall cease to apply to information which may come into the public domain other than by breach of this provision. This confidentiality covenant has no temporal, geographical or territorial restriction.

(b) Proprietary Rights. The Consultant hereby assigns to the Company all of the Consultant’s current and future interest in any and all materials containing, or which may contain, Confidential Information, including, but not limited to, work product, inventions, discoveries, improvements and patentable or copyrightable works, initiated, conceived or made by the Consultant, either alone or in conjunction with others, prior to the Consulting Term or during the Consulting Term in connection with performing the Services.

(c) Authority. The Consultant agrees that he is not and will not be deemed for any purpose to be an employee, director, officer, agent or partner of the Company or its subsidiaries. The Consultant assumes full responsibility for his acts except to the extent the Consultant is acting directly in accordance with the lawful instructions of the CEO. Except with respect to the expenses in Section 4, the Consultant shall not have any right, power or authority to create, and shall not represent to any person that he has the power to create, any obligation, express or implied, on behalf of the Company or its subsidiaries without prior written consent of the CEO.

(d) Remedies. The Consultant agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company and its subsidiaries for which the Company and its subsidiaries would have no adequate remedy at law; the Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company and its subsidiaries shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by the Consultant and/or any and all persons and/or entities acting for and/or with the Consultant, without having to prove damages, in addition to any other remedies to which the Company and its subsidiaries may be entitled at law or in equity. The terms of this Section 6 and Section 7 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Consultant. The Consultant and the Company further agree that the provisions of the covenants contained in this Section 6 and Section 7 are reasonable and necessary to protect the businesses of the Company and its subsidiaries because of the Consultant’s access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provisions of the covenants contained in this Section 6 and Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Consultant against the Company and its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company and its subsidiaries of the covenants contained in this Section 6 and Section 7.

7. No Conflicts of Interest.

(a) Consultant agrees to immediately disclose any potential or actual activity, including business activities and/or other employment, where his role or interest may be in conflict with the Company’s interest. Although such activities are not automatically prohibited, written approval from the Company’s Office of the Ombudsman is required to participate in any such activity. Consultant’s obligation to provide written disclosure of potential conflicts of interest, or the appearance of conflicts of interest, and to have such activities reviewed and approved in advance by the Company’s Office of the Ombudsman, continues throughout the Consulting Term.

(b) During the Consulting Term, Consultant agrees that he will not, without the prior express written permission of the Company [Law Department], work as an employee, officer, consultant, contractor, advisor, or agent of any company that is a customer, supplier, or competitor of the Company or its related entities. Similarly, Consultant agrees that, during the Consulting Term, he will not engage in any outside business activities that compete or appear to compete with the interests of the Company or its related entities. Consultant agrees not to solicit the business of any current or prospective customer of the Company for any company that competes with the Company.

(c) Consultant agrees to comply with all Company policies during the Consulting Term, including the Company’s Standards of Business Conduct [a copy of which is attached] [a copy of which is available clicking on the following link: http://www.appliedmaterials.com/investors/cg_standards.html]

8. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

9. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by e-mail or by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Applied Materials, Inc.

If to the Company:	Applied Materials, Inc.
2881 Scott Boulevard, M/S 2064 Santa Clara, CA 95050 Attention: Joseph Sweeney, Senior Vice President, General Counsel and Corporate Secretary Facsimile: (408) 563-4635
and to:
Applied Materials, Inc. 3050 Bowers Avenue, M/S 0105 Santa Clara, CA 95054 Attention: Greg Psihas, Vice President, Corporate Business Development Facsimile: (408) 986-7260

If to the Consultant:	Raymon F. Thompson

10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Consultant shall not assign all or any portion of this Agreement without the prior written consent of the Company.

11. Entire Agreement. This Agreement and the Noncompetition Agreement between the Company and Raymon F. Thomson, dated November 16, 2009, set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, between them as to such subject matter.

12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Governing Law. This Agreement shall be governed in all respects, including without limitation as to its validity, interpretation, construction, performance and enforcement, by the internal laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

14. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

15. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile or other electronic transmission), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. No Third Party Beneficiaries. No person other than the Company and its subsidiaries and the Consultant is a beneficiary of this Agreement or may enforce the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized person and the Consultant has hereunto set his hand, in each case effective as provided in the Agreement.

APPLIED MATERIALS, INC.

By:	/s/ Randhir Thakur
Name: Randhir Thakur
Title: Senior Vice President & General Manager, Silicon Systems Group

/s/ Raymon F. Thompson
Raymon F. Thompson

EXHIBIT A

RELEASE AGREEMENT

This RELEASE, executed on                      (this “Release Agreement”), is made by the undersigned (the “Executive”) in favor of Applied Materials, Inc. (the “Company”) and the other “Releasees” (as hereinafter defined).

WHEREAS, the Executive and the Company have entered into the Consulting Agreement, dated November 16, 2009 (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the payments under the Consulting Agreement, the terms and provisions contained herein and in the Consulting Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1. Release.

(a) The Executive hereby knowingly and voluntarily releases and forever discharges the Company, Semitool, Inc. and its and their subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter whatsoever arising out of the Executive’s employment with Jupiter (or any subsidiary thereof) or the termination of the Executive’s employment with Jupiter (or any subsidiary thereof) (individually, a “Claim” and collectively, “Claims”). This Release Agreement shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002, each as amended, and any other Federal, state or local relating to employment, employee benefits or termination of employment with Jupiter, worker or workplace protection statutes including but not limited to the Montana labor and employment laws and any claims under any agreement with Jupiter, as well as related or similar regulations, ordinances or common law worker or workplace protections, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive.

(b) For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release Agreement is intended to include all Claims, if any, which the Executive may have, including Claims that the Executive does not now know or suspect to exist in the Executive’s favor against Jupiter, the Company or any of the Releasees and that this Release Agreement extinguishes those Claims.

(c) The Executive represents and warrants that he or she has not filed any complaints or charges with any court or administrative agency against the Company, Jupiter or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release Agreement. The Executive further represents and agrees that he or she has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity, any of the Claims the Executive is releasing in this Release Agreement. Furthermore, by signing this Release Agreement, the Executive (i) represents and agrees that he or she will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.

(d) The Executive (i) acknowledges that he or she fully comprehends and understands all the terms of this Release Agreement and their legal effects and (ii) expressly represents and warrants that (A) he or she is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the Company or its directors, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he or she had the opportunity to consult with an attorney regarding this Release Agreement.

2. Entire Agreement. This Release Agreement, the Consulting Agreement and the Noncompetition Agreement between the Company and the Executive, dated November 16, 2009 constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the Company relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release Agreement.

3. Amendments. This Release Agreement may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s) against whose interest any of the foregoing shall operate.

4. Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Montana without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

5. Third Party Beneficiaries. Each Releasee is expressly intended to be a third party beneficiary of this Release Agreement and each may enforce the terms and provisions of this Release Agreement.

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IN WITNESS WHEREOF, the Executive has executed this Release Agreement to be effective as of the date first above written.

Signature of Executive

Printed Name of Executive

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